EXHIBIT 10.1

ESSI Payroll & Staffing Services, Inc.
ATME Acquisitions, Inc.
EMTA Holdings, Inc.

LETTER OF INTENT

Agreement Date:  10/17/2008

Seller and Purchasers:

    Seller – Shareholders of Easy Staffing Solutions, Inc. (“Seller”)
    Buyer – ATME Acquisitions, Inc., a wholly owned subsidiary of EMTA Holdings, Inc. (“ATME”)
    Target – Easy Staffing Solutions, Inc. and subsidiaries (“ESSI” or the “Company”), a Delaware corporation

Price:

1.	Stock exchange under Section 368(B) or 368(C) of the Internal Revenue Code, as to be determined.
2.	The exchange of all of the outstanding shares or ESSI for 12,500,000 restricted shares of EMTA Holdings, Inc., the parent company of ATME Acquisitions, Inc.
3.	Assumption of all debt (subject to audit)	$8,900,000
4.	Cash payments to Sellers and brokers(a)(b)	1,575,000
		$10,475,000

a.
Payable in 4 equal annual installments or at the option of the payee take shares of EMTA Holdings in lieu of cash payment at a price of 85% of the then current quoted market price of the stock provided such price is not less than $0.25 per share.

b.	To be adjusted for amounts due to and due from shareholders.

Other Items:

     1.     The Company will enter into an employment agreement with Cliff Blake as President of the “Employment Entity”.  The agreement will be attached hereto as Exhibit D.

     2.     ATME will assume the existing debt of the ESSI and pay such amounts as due or earlier if appropriate at the discretion of ATME.  ATME will hold harmless or indemnify Cliff Blake for any civil liability that may arise from these obligation.

     3.     ESSI will complete the necessary audits for applicable SEC filing, These would consist of 2 years of audits by a PCAOB qualified auditor, acceptable to ATME, plus review if any stub periods that are necessary.

     4.     Upon execution, the control of the ESSI will immediately transfer and be the responsibility of ATME Acquisitions, Inc.  Pending the final closing, neither the Seller, the Company nor ATME Acquisitions will do any action nor fail to take any action that would diminish the value of the Company.

     5.     The Closing is to occur not later than January 15, 2009 or such other date as the parties may agree.

     6.     At closing, the Company will exchange up to 250,000 stock options in ESSI for stock options of EMTA Holdings, Inc. at an exercise price of $0.06 per share, exercisable for the shorter of 3 years or 30 days after termination of employment.  Such shares will be free trading upon issue and the options will be issued to the employees as provided on Exhibit E hereto.

Reps and Warranties

    I.     Seller hereby represents and warrants as follows:

        1.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Company taken as a whole (“Material Adverse Effect”).

            2.     Seller has all requisite power, authority and legal capacity to execute and deliver the Agreement, and each other agreement, document, or instrument or certificate contemplated by the Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by the Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Seller Documents will be at or prior to the closing of the transactions contemplated by this agreement (the “Closing”), duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            3.     Seller owns the shares to be sold to ATME hereunder, free and clear of any and all liens, charges or encumbrances or any kind or nature.

            4.     The authorized capital stock of the Company consists of _________ shares of common stock, of which [approximately 8,000,000 shares] are issued and outstanding all of which are owned by Seller.  All of the shares to be sold to the ATME are duly authorized, validly issued, fully paid and non-assessable.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company.  There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Company, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of the Company to (A) repurchase, redeem or otherwise acquire any shares (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Company, or (D) issue or distribute to holders of any of the capital stock of the Company any evidences of indebtedness or assets of the Company.  All of the outstanding securities of the Company have been issued and sold by the Company in full compliance with applicable federal and state securities laws or an exemption available thereto.

            5.     Neither the execution and delivery by the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of Seller’s properties or assets is bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Seller is bound; or (iii) result in the creation of any Lien upon the properties or assets of the Company except, in case of clauses (ii) and (iii) for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller as the case may be, with any of the provisions hereof or thereof.

            6.     The Company has good and marketable title to all of its assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind whatsoever, except as reflected on the books of the Company and on the accompanying financial statements. Such assets include all of the assets and properties held for use by the Company to conduct its business as presently conducted.  All of the Company’s tangible assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

            7.     Unaudited financial statements of the Company for the nine months ended September 30, 2008, are attached hereto as Exhibit A (collectively, the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with GAAP consistently applied and fairly present the financial position and results of operations of the Company as of the respective dates thereof and for the periods covered thereby, all in accordance with GAAP.  The balance sheets contained in the Company Financial Statements fairly reflect all liabilities of the Company of the types normally reflected in balance sheets as of the dates thereof. The Company has elected to eliminate the footnotes that would normally accompany a full set of financial statements.

            8.     (A) Except for tax returns for the fiscal year ended December 31, 2007 (which return is in the process of being prepared and filed), all federal and state tax returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for taxes have been provided with respect to any period for which tax returns have not yet been filed or for which taxes are not yet due and owing; and (C) neither Seller nor the Company has executed or filed with the Internal Revenue Service (the “IRS”) or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any tax matter is currently in force, except as may identified in Exhibit B, hereto.  “Tax or taxes” means all federal, state, local, payroll, excise, income or other taxes or similar governmental charges, fees, levies or assessments.

            9.     The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all laws.  There are no liens as a result of any unpaid taxes upon any of the assets of the Company.

            10.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has (or will have, at Closing) good and marketable title to that certain real property (the "Property") situated in the City of Scottsdale, County of Maricopa, State of Arizona, free and clear of all Liens of any nature whatsoever, except (i) statutory liens securing payments not yet due (or being conducted in good faith and for which adequate reserves have been established), (ii) liens for real property taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such.

            11.    There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Seller, overtly threatened against the Company (or to the knowledge of the Seller, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company, or to which the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller is there any reasonable basis for any such action, proceeding, or investigation, except as listed in Exhibit C, hereto.

            12.    The Company is in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has all governmental permits and approvals from state, federal or local authorities which are required for it to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

            13.    The operations of the Company are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise and the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business.  The Company has not received any written communication alleging either or both that it may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law, and there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or, to the Seller’s knowledge, threatened which could lead to the imposition of any liability pursuant to Environmental Law.  The Company is indemnified by each client for which it provides labor personnel against any environmental or other risks that should be the obligation of the operating client. To the Seller’s knowledge, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls.

            14.    No representation or warranty of the Seller or the Company contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Seller to the Purchaser pursuant to the terms hereof, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.”

    II.     “Survival of Reps and Warranties and Indemnification” are as follows:

            1.     “All representations and warranties made herein shall survive the Closing for a period of 6 months, except that the representation made under paragraph 3 of the section entitled “Reps and Warranties of the Seller” shall survive the Closing for a period of 18 months.”

             2.     The ESSI and the Shareholders will execute the reps and warranties substantially in the form provided, herein.

             3.     There are no other liabilities direct or contingent that are not on the books and record of ESSI at September 30, 2008, subject only to slight variations on balance at close.

             4.     Shareholders will deliver the company stock certificates at closing representing 100% of the issued and outstanding shares of ESSI.

Agreed:

/s/ Cliff Blake	/s/ Edmond L. Lonergan
Cliff Blake, CEO and major shareholder	Ed Lonergan, Presdient and CEO for EMTA
and representing all shareholders of the	Holdings, Inc. and ATME Acquisitions, Inc.
Company

/s/ Cliff Blake
Cliff Blake re: employment

EXHIXIT A –

[Financial Statements to be provided]

EXHIBIT B –

[Tax Matters to be provided]

Exhibit C –

[Litigation, Pending, Threatened or Possible to be provided]

Exhibit D -

[Employment Agreement to be provided]

Exhibit E –

[Option holders list to be provided]